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                                                                   Exhibit 23.10

To the Board of Directors and Shareholders of SECURITY CAPITAL (EU) MANAGEMENT HOLDINGS S.A.

We have audited the annual accounts of Security Capital (EU) Management Holdings S.A. as at 31 December 1999 and 2000, and the related profit and loss accounts for each of the years in the two year period ended 31 December 2000, all expressed in United States Dollars. These financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion based on our audits.

We conducted our audits in accordance with International Standards on Auditing and auditing standards generally accepted in the United States of America. Those Standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting practices required by the Luxembourg legal and regulatory framework vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the results of its operations expressed in United States dollars for each of the years in the two year period ended December 31, 2000 and the determination of shareholders' equity and financial position also expressed in United States dollars at December 31, 1999 and 2000 to the extent summarized in Note 10 to the financial statements.

In our opinion, the attached annual accounts give, in conformity with Luxembourg legal and regulatory requirements, a true and fair view of the financial position of Security Capital (EU) Management Holdings S.A. as of 31 December 1999 and 2000 and of the results of its operations for each of the years in the two-year period ended 31 December 2000.

PricewaterhouseCoopers S.a.r.l.                        Luxembourg, 14 March 2001
Reviseur d'entreprises
Represented by




Pascal Rakovsky
Amaury Eward